PROMISSORY NOTE

$50,000.00	Richmond, Texas
March 15, 2013

FOR VALUE RECEIVED, the undersigned, InterCore Energy, Inc., a Delaware Corporation (the "Borrower"), hereby agrees and promises to pay to the order of Fandeck Associates, Inc., a Texas Corporation (the "Lender"'), in lawful money of the United States of America, in 'immediately available funds,’ at its offices in Richmond, TX (or such other place as Lender may direct) the principal sum of FIFTY THOUSAND DOLLARS AND NO CENTS ($50,000.00), plus closing fees, financing fees, and additional negotiated fees and incentives totaling TWENTY FIVE THOUSAND DOLLARS ($25,000.00). Principal and fees shall be due and payable on April 15, 2013 (the "Maturity Date).

1. Use of Proceed. Borrower agrees and commits that the funds received by it pursuant to this note shall be used first to pay costs incurred with respect to the preparation and filing of the Borrower’s Form 10K for the calendar year 2012. Payment by Borrower of any obligations or other items not directly related to, and required for, the preparation and filing of the 2012 Form 10K shall be an event of default.

2. Interest. Interest shall accrue on the unpaid principal balance of this Note at a rate of 18.00% per annum, compounded daily. Interest shall be due and payable on the Maturity Date.

3. Full Recourse. This Note shall be the personal obligation of the Borrower, and the Lender shall be entitled to full recourse against the Borrower for performance and satisfaction of all obligations of the Borrower hereunder.

4. Additional Compensation. The Borrower will also issue to the Lender a Warrant for twenty million (20,000,000) common shares of InterCore Energy, Inc., (ICOR) at the exercise price of $0.01 per share. If the Company should execute any direct or reverse stock splits during the lifetime of the Warrant, the Company will adjust the quantity and pricing of the warrants such that the total cost of exercise and the ratio of warrant shares to total outstanding shares post-split shall remain the same as the total cost of exercise and the ratio of warrant shares to total outstanding shares pre-split. The warrant shall be good for a period of five years.

5. Acceleration. The Lender will have the right to accelerate the principal and interest due under this Note upon the occurrence of the following events: (i) there is a default under, or a breach of, any covenant, representation, or warranty of the Borrower under this Note or the Pledge Documents, (ii) the Borrower applies for or consents to the appointment of a receiver, trustee, custodian, or liquidator of any of his property, admits in writing his inability to pay his debts as they mature, makes a general assignment as a bankrupt or insolvent or is the subject of an order for relief under Chapter 13 of the United States Bankruptcy Code or files a voluntary petition in bankruptcy or a petition or answer seeking an arrangement with creditors or to take advantage of any bankruptcy, insolvency, readjustment or debt or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him in any proceeding under any such law, or (iii) an order, judgment or decree is entered by any court of competent jurisdiction, without the application, approval, or consent of the Borrower, approving a petition appointing a receiver, trustee, custodian, or liquidator of all or a substantial part of the assets of the Borrower and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days; provided that if an event specified in (ii) or (iii) above shall occur, all principal and interest outstanding under this Note shall become automatically due and payable.

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6. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, first-class postage prepaid to the below listed parties at the following addresses:

If to the Lender, to:

Fandeck Associates, Inc.

5834 Bridlewood Drive

Richmond, TX 77469

If to the Borrower, at the address set forth at the end of this Note, or to such other address as either party shall have last designated by notice to the other party. All such notices and communications shall be deemed to have been received on the earlier of the date of receipt and the 3rd business day after the date of mailing thereof.

7. Convertibility. At any time after March 21, 2013 or an event of default, the Lender may choose to convert the balance due from this Note into shares of InterCore Energy, Inc., (ICOR) Series C Convertible Preferred Stock, at the price of $0.01 per share, and, by doing so, accept the payment of shares as payment in full for the outstanding balance.

8. Amendments. No amendment of this Note shall be effective unless in writing and signed by the Borrower and the Lender.

9. Waiver. The Borrower, for himself and his legal representatives and successors, hereby expressly waives presentment, demand, notice, protest, and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default, or enforcement of this Note.

10. No Set-Off. This Note is not subject to set-off by the Borrower for any amounts for any reason. All payments in respect of this Note shall be made unconditionally in full without any deduction, set-off, counterclaim or other defense.

11. Effect of Delay or Omission. No delay or omission of the Lender in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy.

12. Costs of Collection. The Borrower will pay on demand all costs and expenses of collection, including reasonable attorneys' fees, incurred or paid by the Lender in connection with (a) enforcing this Note or the obligations hereby evidenced, (b) any amendments, modifications or waivers of the terms hereof or of the Pledge Documents; (c) maintaining and perfecting liens in favor of the Lender, including filing and recording fees, expenses; and (c) any out-of ·court workout or other refinancing or restructuring or in any bankruptcy case, including, without limitation, any and all losses, costs and expenses sustained by the Lender as a result of any failure by the Borrower to perform or observe is obligation contained herein or in the Pledge Documents.

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13. Governing Law. This Note shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any conflict of laws rules.

14. Headings. The section and paragraph headings hereof are for convenience of reference only and shall not be deemed to construe or affect the meaning of any of the provisions hereof.

15. Transfer of Note. The Borrower may not assign, transfer, hypothecate, or otherwise convey its rights, benefits, obligations or duties hereunder without consent of the Lender.

16. Remedies Note Exclusive. No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every right or other remedy now or hereafter existing at law or in equity or by statute or otherwise.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first above written, and by such execution acknowledges each of the provisions of this Note.

InterCore Energy, Inc.

By: Claude Brun

Its Chief Executive Officer

By: /s/ Claude Brun

Name: Claude Brun

Title: Chief Executive Officer

Address:___________________

__________________________

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